EXHIBIT 10.8

AVID TECHNOLOGY, INC.

SECOND AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended on August 12, 2008 and December 15, 2009)

The purpose of this Second Amended and Restated 1996 Employee Stock Purchase Plan (the "Plan") is to provide eligible employees of Avid Technology, Inc. (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), commencing on August 1, 1996.  An aggregate of Two Million Five Hundred Thousand (2,500,000) shares of Common Stock have been approved for this purpose.  This Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), and shall be interpreted consistent therewith.

1.           Administration.  The Plan will be administered by the Company's Board of Directors (the "Board") or by a Committee appointed by the Board (the "Committee").  The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2.           Eligibility.  Participation in the Plan will neither be permitted nor denied contrary to the requirements of Section 423 of the Code.  All employees of the Company, including members of the Board who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) unless the Board or the Committee specifies otherwise (each subsidiary participating in the Plan is referred to herein as a "Participating Subsidiary"), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)           they are regularly employed by the Company or a Participating Subsidiary for more than twenty (20) hours per week and for more than five (5) months in a calendar year; and

(b)           they have been employed by the Company or a Participating Subsidiary for at least two (2) weeks prior to enrolling in the Plan; and

(c)           they are employees of the Company or a Participating Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, would own five percent (5%) or more of the total combined voting power or value of the stock of the Company or any subsidiary.  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3.           Offerings.  The Company will make offerings ("Offerings") to employees to purchase Common Stock under this Plan.  Offerings will begin each February 1, May 1, August 1 and November 1, or the first business day thereafter (the "Offering Commencement Dates").  Each Offering Commencement Date will begin a three (3) month period (a "Plan Period") during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period.  The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or fewer.

4.           Participation.  An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee's appropriate payroll office at least seven (7) days prior to the applicable Offering Commencement Date.  The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Plan Period.  Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect.  The term "Compensation" means the amount of money reportable on the employee's Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee's Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5.           Deductions.  The Company will maintain payroll deduction accounts for all participating employees.  With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of ten percent (10%) of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. However, the maximum contribution during any Plan Period cannot exceed $2,500.  The Board or the Committee may set a minimum payroll deduction requirement.

6.           Deduction Changes.  An employee may discontinue his or her payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form.  However, an employee may not decrease or increase his or her payroll deduction during a Plan Period.  If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined in Section 9).

7.           Interest.  Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8.           Withdrawal of Funds.  An employee may at any time prior to the close of business on the date fourteen (14) days prior to the last business day in the then current Plan Period and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an Offering.  Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Plan Period.  The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.           Purchase of Shares.  On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last business day of such Plan Period (the "Exercise Date") at the applicable Option Price (as defined below) the largest number of whole shares of Common Stock resulting from the employee’s accumulated payroll deductions as of the Exercise Date divided by the Option Price for such Plan Period; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock for each calendar year in which the Option is outstanding at any time.

The purchase price for each share purchased will be 85% of the closing price of the Common Stock on the Exercise Date (the "Option Price").  Such closing price shall be (a) the closing price on the NASDAQ Global Select Market or other national securities exchange on which the Common Stock is listed, or (b) the average of the closing bid and asked prices in the over-the-counter market, whichever is applicable.  If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clause (a) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for (but not in excess of the maximum number determined in the manner set forth above).

Any balance remaining in an employee's payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee's payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee's account shall be refunded.

10.           Holding Period.  Any shares of Common Stock issued to a participating employee pursuant to this Plan may not be sold, assigned, pledged, encumbered or otherwise transferred by such employee for a period of three (3) months after the applicable Exercise Date. By exercising an Option, the employee shall be deemed to have agreed to these restrictions on the transferability of such shares.

11.           Issuance of Shares.  Promptly following the end of each Offering, the number of shares of Common Stock purchased under the Plan shall, subject to the holding period requirement set forth above, be deposited into an account established in the name of the employee at a stock brokerage or other financial services firm designated by the Company (the "ESPP Broker").

The employee may direct, by written notice to the Company at the time during his or her enrollment in the Plan, that his or her ESPP broker account be established in the name of the employee and another person of legal age as joint tenants with rights of survivorship or (in the Company’s sole discretion) in the street name of a brokerage firm, bank or other nominee holder designated by the employee.

12.           Rights on Retirement, Death or Termination of Employment.  In the event of a participating employee's termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee following the effective date of such termination.  The balance in the employee's account shall be paid to the employee or, in the event of the employee's death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law), (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee's estate, or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate.  If, prior to the last business day of the Plan Period, the Participating Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Participating Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

13.           Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her.

14.           Rights Not Transferable.  Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

15.           Application of Funds.  All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

16.           Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be appropriately adjusted to the extent determined by the Board or the Committee.

17.           Reorganization Events.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

In connection with a Reorganization Event, the Board or the Committee shall take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the employee’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (B) the aggregate Option Price of such Option, in exchange for the termination of such Option, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

18.           Amendment of the Plan.  The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

19.           Insufficient Shares.  In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

20.           Termination of the Plan.  This Plan may be terminated at any time by the Board.  Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

21.           Governmental Regulations.  The Company's obligation to sell and deliver Common Stock under this Plan is subject to the listing requirements of the NASDAQ Global Select Market or other applicable national stock exchange and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.  The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22.           Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares of Common Stock held in the treasury of the Company, or from any other proper source.

23.           Notification upon Sale of Shares.  Each employee agrees, by enrolling in the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24.           Effective Date and Approval of Shareholders.  The Company's 1996 Employee Stock Purchase Plan took effect on February 12, 1996 subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval was obtained on June 5, 1996.  This Second Amended and Restated 1996 Employee Stock Purchase shall be effective on May 1, 2008, subject to the number of authorized shares of Common Stock (1,700,000) previously approved by the Company's stockholders until such date as the greater number of authorized shares set forth in the introductory paragraph of this Plan (2,500,000) shall be approved by the stockholders of the Company as required by Section 423 of the Code.  The Company shall submit the increase in the number of authorized shares under the Plan for stockholder approval at the Company's 2008 Annual Meeting of Stockholders on May 21, 2008.

AVID TECHNOLOGY, INC.

Amendment No. 1 to the Avid Technology, Inc. Second Amended and Restated 1996 Employee Stock Purchase Plan

That Section 2(a) of the Avid Technology, Inc. Second Amended and Restated 1996 Employee Stock Purchase Plan is hereby deleted in its entirety.

Approved by the Board of Directors of Avid Technology, Inc. on August 12, 2008

AVID TECHNOLOGY, INC.

Amendment No. 2 to the Avid Technology, Inc. Second Amended and Restated 1996 Employee Stock Purchase Plan

1. The following sentence be added to the end of the second paragraph of Section 2 - Eligibility:

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

2. Section 5 - Deductions be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

5.      Deductions.  The Company will maintain payroll deduction accounts for all participating employees.  With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of ten percent (10%) of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made.  However, the maximum contribution during any Plan Period cannot exceed $2,500.  The Board or the Committee may set a minimum payroll deduction requirement.  In addition, the maximum number of shares that may be purchased by a participating employee during any Plan Period may not exceed the amount equal to the product of $2,083 and the number of full months in the Plan Period divided by the closing price of Avid common stock on the Offering Commencement Date of each Plan Period.

3. New Sections 24 and 25 be inserted before the last section of the plan entitled Effective Date and Approval of Shareholders.

24.      Grants to Employees in Foreign Jurisdictions.  The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Participating Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Participating Subsidiary who are resident in the United States.  Notwithstanding the preceding provisions of this Plan, employees of the Company or a Participating Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.  The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

25.      Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Participating Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

Approved by the Board of Directors on December 15, 2009